Exhibit 10.35
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                             Escalade, Incorporated
                        Schedule of Director Compensation

         Each director of Escalade, Incorporated currently receives an annual cash retainer of $7,000, with the exception of the Chairman of the Board who receives an annual cash retainer of $25,000. The Chairman of the Audit Committee receives an additional fee of $2,000 and the Chairman of the Compensation Committee receives an additional fee of $2,000, in consideration of the extra services required by each of them, respectively, as the chairman of such committees. In addition, all directors receive $4,000 for each meeting attended and are reimbursed for their expenses in attending the meetings. Directors who are employees of the Company receive the same retainer and fees as directors who are not employees.

         In accordance with the Company's 1997 Director Stock Compensation and Option Plan which was approved by the Company's shareholders, directors may elect to defer their director compensation and receive shares of the Company's common stock instead. Each director who elects to receive shares also is granted stock options in an amount equal to one half of the shares issued. The exercise price of those options is based on the closing share price on the first business day following the Company's annual meeting of shareholders.

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